EXHIBIT 99.1

Press Release Issued by Two Rivers Water & Farming Company and GrowCo, Inc.

______________

Two Rivers Water and Farming Company Subsidiary Receives Court Order for Eviction of Suncanna

New Tenant to Begin Growing on September 7,2016

DENVER, Colorado –July 25, 2016– GrowCo, Inc. (“GrowCo”), a majority owned subsidiary of Two Rivers Water and Farming Company (OTCQB:  TURV), announced today that on July 22, 2016 GrowCo’s subsidiary, GrowCo Partners 1, LLC (“GCP1”) received a court ordered Writ of Restitution from the Pueblo County, Colorado District Court.

By September 6, 2016 at 12:00 P.M. MDT, Suncanna must vacate the marijuana-focused greenhouse owned by GCP1.  If, by this time, Suncanna has not vacated the GCP1 greenhouse, the court has ordered the Pueblo County Sheriff in conjunction with the Colorado Marijuana Enforcement Division to remove Suncanna from the GCP 1 greenhouse.

About GrowCo

GrowCo was formed for the purpose of constructing state-of-the-art computer-controlled greenhouses for licensed marijuana growers.  GrowCo is not a licensed marijuana grower or retailer.  GrowCo does not “touch the plant” and only provides growing infrastructure for licensed marijuana tenants.

About Two Rivers

Two Rivers assembles its water assets by acquiring irrigated farmland with senior water rights. Two Rivers current farm operations convert feed crop farmland into fruit and vegetable crop production in Pueblo County Colorado.  In December 2012, Colorado legalized the personal use and cultivation of marijuana. As a result, Two Rivers is providing greenhouses and processing facilities for licensed marijuana growers in Colorado on land with water rights not used for fruit and vegetable crop production.

Forward-Looking Statements

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Actual results could differ from those projected in any forward-looking statements due to numerous factors, including the inherent uncertainties associated with developing and acquiring land and water resources.  There can be no assurance GrowCo will be able to initiate and operate its grow facilities in accordance with its business plans.  These forward-looking statements are made as of the date of this news release, and neither Two Rivers nor GrowCo assumes any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:

Wayne Harding

Two Rivers Water & Farming Company

GrowCo, Inc.
(303) 222-1000
mailto: info@trgrowco.com